Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Year 2012 Results

Minneapolis, MN — November 1, 2012 — Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $47.2 million for the fourth fiscal quarter of 2012, compared with $51.8 million for the fourth fiscal quarter of 2011, a decrease of $4.6 million, or 8.9%. Net income was $2.5 million, or $0.09 per diluted share, in the fourth fiscal quarter of 2012 compared to $2.8 million, or $0.11 per diluted share, in the year ago comparable quarter.

“I’m pleased with our earnings results in the fourth quarter which exceeded street expectations in a broader earnings environment that is very challenging,” said Joe Dunsmore, President and Chief Executive Officer. “I am also extremely excited about our acquisition of Etherios which we believe will accelerate our ability to grow devices under management and associated recurring revenue.”

Business Results for the Three Months Ended September 30, 2012

Revenue from wireless products in the fourth fiscal quarter of 2012 was $20.3 million, or 43.1% of net sales, compared to $22.7 million, or 43.8% of net sales, in the fourth fiscal quarter of 2011, a decrease of $2.4 million, or 10.3%. Revenue from wired products was $26.9 million, or 56.9% of net sales, in the fourth fiscal quarter of 2012 compared to $29.1 million, or 56.2% of net sales, in the fourth fiscal quarter of 2011, a decrease of $2.2 million, or 7.7%.

Revenue in North America was $28.0 million in the fourth fiscal quarter of 2012, compared to $28.9 million in the fourth fiscal quarter of 2011, a decrease of $0.9 million, or 3.3%. Revenue in EMEA (Europe, Middle East and Africa) was $11.3 million in the fourth fiscal quarter of 2012, compared to $14.4 million in the comparable quarter a year ago, a decrease of $3.1 million, or 22.0%. Revenue in the Asian countries was $6.6 million in the fourth fiscal quarter of 2012 compared to $7.2 million in the fourth fiscal quarter of 2011, a decrease of $0.6 million, or 7.6%. Latin American revenue was $1.3 million in both of the fourth fiscal quarters of 2012 and 2011.

Gross profit was $24.8 million in the fourth fiscal quarter of 2012 compared to $27.5 million in the same period of the prior year, a decrease of $2.7 million, or 9.8%. The gross margin was 52.5% in the fourth fiscal quarter of 2012 compared to 53.1% in the fourth fiscal quarter of 2011.

Total operating expenses in the fourth fiscal quarter of 2012 were $20.3 million, or 42.9% of revenue, compared to $23.0 million, or 44.3% of revenue, in the fourth fiscal quarter of 2011. Operating expenses were lower in the fourth fiscal quarter of 2012 compared to the year ago comparable quarter primarily due to a reduction in incentive compensation expenses resulting from the lower revenue levels compared to the same period a year ago.

Digi reported operating income of $4.6 million, or 9.6% of net sales, in the fourth fiscal quarter of 2012 compared to $4.5 million, or 8.8% of net sales, in the fourth fiscal quarter of 2011.

Digi International Reports Fourth Fiscal Quarter and Full Year 2012 Results

The income tax provision was $1.9 million in the fourth fiscal quarter of 2012 compared to $1.7 million in the comparable year ago quarter, which represented an effective tax rate of 44.1% and 37.1% respectively. The increase in the income tax provision and effective tax rate in the fourth fiscal quarter of 2012 compared to the comparable year ago quarter primarily was due to an increase in certain reserves for unrecognized tax benefits, an adjustment for foreign income taxed at the U.S. rate, and a reduction in domestic tax benefits compared to the same quarter a year ago. The tax provisions in the fourth fiscal quarters of 2012 and 2011 also included discrete reversals of reserves of $0.3 million and $0.1 million, respectively, as a result of the closure of certain tax years and a tax rate reduction in foreign jurisdictions.

Net income was $2.5 million in the fourth fiscal quarter of 2012, or $0.09 per diluted share, compared to $2.8 million, or $0.11 per diluted share, in the fourth fiscal quarter of 2011. Net income in the fourth fiscal quarter of 2012 benefited by $0.3 million, or $0.01 per diluted share, due to the reversal of reserves as a result of the closure of certain tax years and a tax rate reduction in a foreign jurisdiction. Net income in the fourth fiscal quarter of 2011 included a restructuring charge of $0.1 million, net of taxes, or $0.01 per diluted share, offset by a tax benefit of $0.1 million, or $0.01 per diluted share, resulting from the reversal of tax reserves for closure of various jurisdictions’ tax matters and a foreign tax rate reduction. Non-GAAP net income for the fourth fiscal quarter of 2012 was $2.1 million, or $0.08 per diluted share, compared to $2.9 million, or $0.11 per diluted share, in the fourth fiscal quarter of 2011. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share that is provided later in this earnings release.

Earnings before interest, taxes, depreciation and amortization in the fourth fiscal quarter of 2012 were $6.1 million, or 13.0% of revenue, compared to $6.5 million, or 12.6% of revenue, in the fourth fiscal quarter of 2011.

Business Results for the Twelve Months Ended September 30, 2012

For the twelve months ended September 30, 2012, Digi reported revenue of $190.6 million compared to revenue of $204.2 million for the twelve months ended September 30, 2011, a decrease of $13.6 million, or 6.7%. Revenue from wireless products for fiscal 2012 was $82.8 million, or 43.4% of net sales, compared to $84.7 million, or 41.5% of net sales, in fiscal 2011, a decrease of $1.9 million, or 2.3%. Revenue from wired products was $107.8 million, or 56.6% of net sales, in fiscal 2012 compared to $119.5 million, or 58.5% of net sales, in fiscal 2011, a decrease of $11.7 million, or 9.8%.

For the twelve months ended September 30, 2012, Digi reported net income of $7.6 million, or $0.29 per diluted share, compared to net income for the twelve months ended September 30, 2011 of $11.0 million, or $0.43 per diluted share. Non-GAAP net income for fiscal 2012 was $6.8 million, or $0.26 per diluted share, compared to $10.4 million, or $0.40 per diluted share, in fiscal 2011.

Please refer to the table reconciling operating income and net income and net income per diluted share for the fourth fiscal quarter and full year 2012 to non-GAAP operating income and net income and net income per diluted share, which is provided later in this earnings release.

Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, were $120.6 million at September 30, 2012, an increase of $6.9 million from June 30, 2012 and an increase of $12.8 million from September 30, 2011. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. At September 30, 2012, Digi’s current ratio was 9.5 to 1 compared to 8.3 to 1 at September 30, 2011.

Digi International Reports Fourth Fiscal Quarter and Full Year 2012 Results

Reconciliation Tables:

	Reconciliation of Operating Income to Non-GAAP Operating Income
	Three months ended September 30,				Twelve months ended September 30,
	2012		2011		2012		2011
(Dollars in thousands)		% of net sales		% of net sales		% of net sales		% of net sales
Operating income	$4,554	9.6%	$4,546	8.8%	$10,881	5.7%	$17,037	8.3%

Restructuring reserve	—	0.0%	224	0.4%	1,259	0.7%	154	0.1%

Non-GAAP operating income	$4,554	9.6%	$4,770	9.2%	$12,140	6.4%	$17,191	8.4%

	Reconciliation of Net Income and Net Income per Diluted Share to Non-GAAP Net Income and Net Income per Diluted Share
	Three months ended September 30				Twelve months ended September 30,
(In thousands, except per share amounts)	2012		2011		2012		2011
Net income and net income per common share, diluted	$2,462	$0.09	$2,849	$0.11	$7,615	$0.29	$11,019	$0.43

Restructuring reserve, net of taxes	—	—	146	0.01	818	0.03	100	0.00

Gain on sale of investment, net of taxes	—	—	—	—	(88)	(0.00)	—	—

Reversal of tax reserves for closure of various jurisdictions' tax matters and tax rate reductions in foreign jurisdictions; discrete tax benefits for additional research and development tax credits claimed for prior tax years and for extended research and development tax credit recorded in the first quarter of fiscal 2011	(329)	(0.01)	(140)	(0.01)	(1,532)	(0.06)	(720)	(0.03)

Non-GAAP net income and net income per diluted share	$2,133	$0.08	$2,855	$0.11	$6,813	$0.26	$10,399	$0.40

Digi International Reports Fourth Fiscal Quarter and Full Year 2012 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization

(In thousands of dollars)

	For the three months ended Sept. 30, 2012	For the three months ended Sept. 30, 2011	For the twelve months ended Sept. 30, 2012	For the twelve months ended Sept. 30, 2011
Net sales	$47,248	$51,836	$190,558	$204,160

Net income	2,462	2,849	7,615	11,019

Interest income, net	(64)	(57)	(266)	(165)

Income tax provision	1,943	1,680	3,282	5,496

Depreciation and amortization	1,795	2,069	7,815	9,177

Earnings before interest, taxes, depreciation, and amortization	$6,136	$6,541	$18,446	$25,527

% of net sales	13.0%	12.6%	9.7%	12.5%

Etherios Acquisition

Earlier today Digi announced the acquisition of Etherios, Inc., a Chicago based consulting and professional services organization and salesforce.com Platinum Partner that uses a new cloud-based method for integrating machines into core business processes via the Salesforce Service Cloud. The purchase price for the transaction was $20.5 million, payable in cash and approximately 730,000 shares of Digi common stock. A significant portion of the issued shares are restricted from sale for either six or 12 months.

Fiscal 2013 Guidance

For the first fiscal quarter of 2013, Digi projects revenue in a range of $46 million to $48 million. Digi projects net income per diluted share in a range of $0.03 to $0.06.

For the full fiscal year 2013, Digi projects revenue in a range of $198 million to $220 million. Digi projects net income per diluted share in a range of $0.28 to $0.48.

The aforementioned guidance includes the projected results of Etherios, Inc. from the date of acquisition.

Fourth Quarter and Year-End 2012 Conference Call Details

Digi invites all those interested in hearing management’s discussion of its quarter and fiscal year 2012, on Thursday, November 1, 2012 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (866) 543-6411 and entering passcode 68969917. International participants may access the call by dialing (617) 213-8900 and entering passcode 68969917. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 29890266 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com. The webcast will remain on our website for one week after the live session is completed.

A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi’s website at www.digi.com.

Digi International Reports Fourth Fiscal Quarter and Full Year 2012 Results

2013 Annual Meeting

Digi will hold its annual meeting of stockholders at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Daylight Time, on Monday, January 28, 2013.

About Digi International

Digi International is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions such as our recently announced purchase of Etherios, Inc., and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2011, our quarterly reports on Form 10-Q and other filings, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Fourth Fiscal Quarter and Full Year 2012 Results

Presentation of Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).

We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

We believe that providing operating income, net income and net income per diluted share exclusive of restructuring expenses, gain on sale of investments, and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Investor Contacts:

Steve Snyder

Digi International

952-912-3637

Email: steve.snyder@digi.com

Tom Caden

Dian Griesel Inc.

212-825-3210

Email: tcaden@dgicomm.com

Digi International Reports Fourth Fiscal Quarter and Full Year 2012 Results

Digi International Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2012	2011	2012	2011
Net sales	$47,248	$51,836	$190,558	$204,160
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	22,143	23,793	88,445	94,702
Amortization of purchased and core technology	285	527	1,776	2,870

Gross profit	24,820	27,516	100,337	106,588

Operating expenses:
Sales and marketing	8,883	10,085	39,242	39,549
Research and development	7,003	8,125	30,767	31,642
General and administrative	3,882	3,920	16,093	15,520
Intangibles amortization	498	616	2,095	2,686
Restructuring	—	224	1,259	154

Total operating expenses	20,266	22,970	89,456	89,551

Operating income	4,554	4,546	10,881	17,037

Other (expense) income:
Interest income, net	64	57	266	165
Other (expense) income	(213)	(74)	(250)	(687)

Total other (expense) income, net	(149)	(17)	16	(522)

Income before income taxes	4,405	4,529	10,897	16,515
Income tax provision	1,943	1,680	3,282	5,496

Net income	$2,462	$2,849	$7,615	$11,019

Net income per common share, basic	$0.10	$0.11	$0.30	$0.44

Net income per common share, diluted	$0.09	$0.11	$0.29	$0.43

Weighted average common shares, basic	25,853	25,540	25,743	25,312

Weighted average common shares, diluted	26,188	26,272	26,146	25,819

Digi International Reports Fourth Fiscal Quarter and Full Year 2012 Results

Digi International Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2012	September 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$60,246	$54,684
Marketable securities	58,372	51,524
Accounts receivable, net	24,634	26,433
Inventories	24,435	23,986
Deferred tax assets	3,389	2,610
Other	2,493	2,997

Total current assets	173,569	162,234

Marketable securities	2,016	1,603
Property, equipment and improvements, net	15,157	15,370
Identifiable intangible assets, net	10,629	14,360
Goodwill	86,209	86,012
Deferred tax assets	5,010	3,771
Other	494	545

Total assets	$293,084	$283,895

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,040	$6,492
Income taxes payable	1,269	—
Accrued compensation	5,744	7,758
Accrued warranty	1,021	941
Other	4,118	4,295

Total current liabilities	18,192	19,486

Deferred tax liabilities	630	813
Income taxes payable	3,294	2,620
Other noncurrent liabilities	111	260

Total liabilities	22,227	23,179

Total stockholders’ equity	270,857	260,716

Total liabilities and stockholders’ equity	$293,084	$283,895

Digi International Reports Fourth Fiscal Quarter and Full Year 2012 Results

Digi International Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve months ended September 30,
	2012	2011
Operating activities:
Net income	$7,615	$11,019
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	3,339	3,006
Amortization of identifiable intangible assets	4,476	6,171
Bad debt/product return provision, net	500	90
Inventory obsolescence	1,413	1,935
Excess tax benefits from stock-based compensation	(198)	(796)
Stock-based compensation	3,727	3,444
Deferred income taxes	(2,452)	(1,205)
Restructuring	1,259	154
Other	13	263
Changes in operating assets and liabilities	(4,565)	(2,242)

Net cash provided by operating activities	15,127	21,839

Investing activities:
Purchases of marketable securities	(72,669)	(61,506)
Proceeds from maturities of marketable securities	65,533	44,843
Acquisition of business, net of cash acquired, including deferred payments	—	(3,000)
Proceeds from sale of investment	135	—
Purchase of property, equipment, improvements and certain other intangible assets	(3,953)	(2,736)

Net cash used in investing activities	(10,954)	(22,399)

Financing activities:
Excess tax benefits from stock-based compensation	198	796
Proceeds from stock option plan transactions	1,072	2,853
Proceeds from employee stock purchase plan transactions	1,041	990

Net cash provided by financing activities	2,311	4,639
Effect of exchange rate changes on cash and cash equivalents	(922)	(338)

Net increase in cash and cash equivalents	5,562	3,741
Cash and cash equivalents, beginning of period	54,684	50,943

Cash and cash equivalents, end of period	$60,246	$54,684